                                                                    Exhibit 12-A


                        Atlantic City Electric Company

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)
                            ----------------------


                                                            Year Ended December 31,
                                           --------------------------------------------------------
                                             1999        1998        1997        1996        1995
                                           --------    --------    --------    --------    --------
Income before extraordinary item           $ 63,930    $ 30,276    $ 85,747    $ 75,017    $ 98,752
                                           --------    --------    --------    --------    --------

Income taxes                                 49,326      18,178      50,442      36,958      48,277
                                           --------    --------    --------    --------    --------
Fixed charges:
        Interest on long-term debt
            including amortization of
            discount, premium and
            expense                          60,562      63,940      64,501      64,847      62,879
        Other interest                        3,837       3,435       3,574       4,019       4,364
        Preferred dividend require-
            ments of subsidiary
            trusts                            7,634       6,052       5,775       1,428           -
                                           --------    --------    --------    --------    --------
            Total fixed charges              72,033      73,427      73,850      70,294      67,243
                                           --------    --------    --------    --------    --------
Earnings before extraordinary
        item, income taxes and
        fixed charges                      $185,289    $121,881    $210,039    $182,269    $214,272
                                           ========    ========    ========    ========    ========

Ratio of earnings to fixed charges             2.57        1.66        2.84        2.59        3.19

For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of subsidiary trusts, and the estimated interest component of rentals.